Exhibit 23.5

Consent of Independent Auditors

We consent to the use of our report dated April 1, 2021, with respect to the consolidated financial statements of Pacific Drilling Company LLC and its subsidiaries (Successor) and Pacific Drilling S.A. and its subsidiaries (Predecessor) (referred to herein collectively as Pacific Drilling), included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

April 13, 2022